UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 16, 2017

Griffin Capital Essential Asset REIT II, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-55605

MD	46-4654479
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Griffin Capital Plaza, 1520 E. Grand Avenue, El Segundo, CA 90245
(Address of principal executive offices, including zip code)

(310) 469-6100
(Registrant's telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.    Regulation FD Disclosure
On February 16, 2017, Griffin Capital Essential Asset REIT II, Inc. (the "Registrant") sent a letter to stockholders to provide information regarding the establishment of the Registrant's estimated value per share as described below in Item 8.01. A copy of the letter is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein solely for purposes of this Item 7.01 disclosure.
On February 16, 2017, Griffin Capital Company, LLC, the Registrant's sponsor (the "Sponsor"), issued a press release on behalf of the Registrant, announcing the estimated value per share as described below in Item 8.01. A copy of the press release is filed as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein solely for purposes of this Item 7.01 disclosure.
Pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"), the information in this Item 7.01 disclosure, including Exhibits 99.1 and 99.2 and information set forth therein, is deemed to have been furnished and shall not be deemed to be "filed" under the Securities Exchange Act of 1934.
Item 8.01.    Other Events
Determination of Estimated Value Per Share
On February 13, 2017, the Registrant's board of directors (the "Board"), at the recommendation of the Nominating and Corporate Governance Committee of the Board (the "Nominating and Corporate Governance Committee"), comprised solely of independent directors, approved an estimated value per share of the Registrant's Class A shares, Class T shares, and Class I shares of $9.37 based on the estimated value of the Registrant's assets less the estimated value of the Registrant's liabilities, or net asset value, divided by the number of shares outstanding, calculated as of December 31, 2016. The Registrant is providing this estimated value per share to assist broker dealers in connection with their obligations under applicable Financial Industry Regulatory Authority ("FINRA") rules. This valuation was performed in accordance with the provisions of Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs, issued by the Investment Program Association ("IPA") in April 2013 ("IPA Valuation Guidelines"), in addition to guidance from the SEC.
The Registrant's Nominating and Corporate Governance Committee is responsible for the oversight of the valuation process, including the review and approval of the valuation process and methodology used to determine the Registrant's estimated value per share, the consistency of the valuation and appraisal methodologies with real estate industry standards and practices and the reasonableness of the assumptions used in the valuations and appraisals. The Nominating and Corporate Governance Committee approved the engagement of Duff & Phelps, LLC ("Duff & Phelps"), an independent third-party valuation firm, to provide appraised values (the "Appraisal Report") for each of the Registrant's 25 single-tenant, net-leased properties owned as of December 31, 2016 (the "Appraised Properties") and a calculation of the range of the estimated value per share of the Registrant's common stock as of December 31, 2016. Duff & Phelps based this range of estimated value per share upon (i) its appraisals of the Appraised Properties, (ii) valuations performed by the Advisor of the Registrant's other assets and liabilities, and (iii) the estimated value of the Registrant's mortgage loans and other debt. Duff & Phelps was previously engaged by Griffin-American Healthcare REIT II, Inc. ("GAHR II"), a non-traded real estate investment trust which was previously co-sponsored by the Sponsor, to conduct an appraisal of each of the properties in GAHR II's portfolio as of June 30, 2012 and was also engaged by Griffin Capital Essential Asset REIT, Inc. ("GCEAR"), another real estate program sponsored by the Sponsor, to assist its board of directors in determining its estimated value per share. Other than the engagement with the Registrant and the prior engagements with GAHR II and GCEAR as described herein, Duff & Phelps does not have any direct interests in any transaction with the Registrant or Griffin Capital Essential Asset Advisor II, LLC (the "Advisor") or its affiliates, and has not performed any other services for the Registrant.
After considering all information provided, and based on the Nominating and Corporate Governance Committee's extensive knowledge of the Registrant's assets and liabilities, the Nominating and Corporate Governance Committee concluded that the range of estimated value per share of its Class A shares, Class T shares, and Class I shares of $8.74 to $10.05, with an approximate mid-range value per share of $9.37, as indicated in the Appraisal Report provided by Duff & Phelps was reasonable and recommended to the Board that it adopt $9.37 as the estimated value per share for the Registrant's Class A shares, Class T shares, and Class I shares. The Board unanimously agreed upon the estimated value per share for the Registrant's Class A shares, Class T shares, and Class I shares of $9.37 recommended by the Nominating and Corporate Governance Committee, which determination is ultimately and solely the responsibility of the Board.

The table below sets forth the calculation of the Registrant's estimated value per share as of December 31, 2016. Certain amounts are reflected net of non-controlling interests, as applicable.

Estimated Value Per Share As of December 31, 2016
	Low	Mid-point	High
Gross Real Estate Asset Value (1)	$1,094,800,000	$1,139,400,000	$1,187,400,000
Other liabilities, net (2)	$(13,881,391)	$(13,881,391)	$(13,881,391)
Mortgage Debt (3)	$(460,427,720)	$(460,427,720)	$(460,427,720)
Net Asset Value	$620,490,889	$665,090,889	$713,090,889

Number of Shares Outstanding	$70,959,647	$70,959,647	$70,959,647
Net Asset Value per Share	$8.74	$9.37	$10.05

(1)	The gross real estate asset values were determined by Duff & Phelps in the manner described in detail below.

(2)
Represents current assets (cash and cash equivalents, deposits and other assets) less current liabilities (restricted reserves, due to affiliates, accounts payable and other accrued liabilities) calculated in accordance with accounting principles generally accepted in the United States ("GAAP").

(3)	Total debt calculated in accordance with GAAP excluding deferred financing costs

Methodology and Key Assumptions
In determining an estimated value per share, the Board considered information and analyses, including the Appraisal Report, provided by Duff & Phelps and information provided by the Advisor. The Registrant's goal in calculating an estimated value per share is to arrive at a value that is reasonable and supportable using what the Board deems to be appropriate valuation methodologies and assumptions. The following is a summary of the valuation and appraisal methodologies, assumptions, and estimates used to value the Registrant's assets and liabilities.
Independent Valuation Firm
Duff & Phelps was selected by the Nominating and Corporate Governance Committee to appraise the 25 Appraised Properties. Duff & Phelps is engaged in the business of appraising commercial real estate properties and is not affiliated with the Registrant or the Advisor. The compensation the Registrant pays to Duff & Phelps is based on the scope of work and not on the appraised values of the Registrant's real estate properties. The appraisals were performed in accordance with the Code of Ethics and the Uniform Standards of Professional Appraisal Practice, or USPAP, the real estate appraisal industry standards created by The Appraisal Foundation, as well as the requirements of the state where each real property is located. The appraisals were reviewed, approved, and signed by an individual with the professional designation of MAI as well as an individual licensed in the state where each property is located. The use of the Appraisal Report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives. In preparing the Appraisal Report, Duff & Phelps did not, and was not requested to, solicit third-party indications of interest for the Registrant's common stock in connection with possible purchases thereof or the acquisition of all or any part of the Registrant.
Duff & Phelps collected reasonably available material information that it deemed relevant in appraising the Registrant's real estate properties. Duff & Phelps relied in part on property-level information provided by the Advisor, including (i) property historical and projected operating revenues and expenses; (ii) property lease agreements and/or lease abstracts; and (iii) information regarding recent or planned capital expenditures.
In conducting their investigation and analyses, Duff & Phelps took into account customary and accepted financial and commercial procedures and considerations as they deemed relevant. Although Duff & Phelps reviewed information supplied or otherwise made available by the Registrant or the Advisor for reasonableness, they assumed and relied upon the accuracy and completeness of all such information and of all information supplied or otherwise made available to them by any other party and did not independently verify any such information. Duff & Phelps has assumed that any operating or financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Duff & Phelps were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the Registrant's management, the Board, and/or the Advisor. Duff & Phelps relied on the Registrant and the Advisor to advise them promptly if any information previously provided became inaccurate or was required to be updated during the period of their review.
In performing its analyses, Duff & Phelps made numerous other assumptions as of various points in time with respect to industry performance, general business, economic, and regulatory conditions, and other matters, many of which are beyond their control and the Registrant's control. Duff & Phelps also made assumptions with respect to certain factual matters. In addition, Duff & Phelps's analyses, opinions, and conclusions were necessarily based upon market, economic, financial, and other circumstances and conditions existing as of or prior to the date of the Appraisal Report, and any material change in such circumstances and conditions may affect Duff & Phelps's analyses and conclusions. Duff & Phelps's Appraisal Report contains other assumptions, qualifications, and limitations that qualify the analyses, opinions, and conclusions set forth therein. Furthermore, the prices at which the Registrant's real estate properties may actually be sold could differ from Duff & Phelps's analyses.
Although Duff & Phelps considered any comments received from the Registrant or the Advisor relating to their Appraisal Report, the final appraised values of the Appraised Properties were determined by Duff & Phelps. The Appraisal Report is addressed solely to the Nominating and Corporate Governance Committee to assist it in calculating and recommending to the Board an estimated value per share of the Registrant's Class A shares, Class T shares, and Class I shares. The Appraisal Report is not addressed to the public, may not be relied upon by any other person to establish an estimated value per share of the Registrant's Class A shares, Class T shares, and Class I shares, and does not constitute a recommendation to any person to purchase or sell any shares of the Registrant's Class A shares, Class T shares, and Class I shares.
The foregoing is a summary of the standard assumptions, qualifications, and limitations that generally apply to the Appraisal Report. The Appraisal Report, including the analysis, opinions, and conclusions set forth in such Appraisal Report, is qualified by the assumptions, qualifications, and limitations set forth in the Appraisal Report.
Real Estate Valuation
As described above, the Registrant engaged Duff & Phelps to provide an appraisal of the Appraised Properties consisting of 25 properties in the Registrant's portfolio, as of December 31, 2016. The scope of work by Duff & Phelps in performing the appraisal of the Appraised Properties included:

•	An analysis completed on a desktop basis only;

•	A study of each market to measure current market conditions, supply and demand factors, growth patterns, and their effect on the subject properties;

•
Completion of the income capitalization approach with support from the sales comparison approach for each property, the use of the direct capitalization approach for any properties with long-term, stable income, and the use of a discounted cash flow approach for any properties with shorter remaining terms and/or when future fixed-rate options were not reasonably assured;

•	Delivery of a range of values with mid-point estimates for each of the subject properties, as well as the underlying assumptions used in the analysis;

•	Review of other assets and liabilities and the Registrant's estimate of the market value as of the valuation date; and

•
Discussions with the Registrant regarding finalization of the market value estimates of all assets and liabilities held by the Registrant in order for the Registrant to arrive at the estimated value per share in conformance with IPA Guidelines.

Duff & Phelps prepared the Appraisal Report, summarizing key inputs and assumptions, for each of the Appraised Properties it appraised using financial information provided by the Registrant and the Advisor. From such review, Duff & Phelps selected the appropriate overall capitalization rate, terminal capitalization rate, and cash flow discount rate.

As of December 31, 2016, the Registrant owned 25 real estate assets. The total acquisition cost of these properties was approximately $1.078 billion, excluding acquisition fees and expenses. In addition, through December 31, 2016 the Registrant had invested approximately $0.1 million in capital improvements on these real estate assets since inception. As of December 31, 2016, the total value of the Appraised Properties at the Registrant's respective ownership interest, as provided by Duff & Phelps, was approximately $1.139 billion.
Duff & Phelps utilized the direct capitalization approach for 11 of the 25 properties in the Registrant's portfolio with a weighted average of more than 11.3 years remaining on their existing leases and the discounted cash flow approach for the 14 remaining properties. The following summarizes the range of overall capitalization rates for the 11 properties using the direct capitalization approach, and the range of terminal capitalization rates and cash flow discount rates for the remaining 14 properties valued using the discounted cash flow approach:

			Weighted Average
	Range
Overall Capitalization Rate (direct capitalization approach)	5.50%	6.50%	6.02%
Terminal Capitalization Rate (discounted cash flow approach)	5.50%	9.50%	6.96%
Cash Flow Discount Rate (discounted cash flow approach)	5.75%	10.00%	7.68%
The Board believes that the assumptions employed by Duff & Phelps in the income capitalization approach are reasonable and within the ranges used for properties that are similar to the Registrant's properties and held by investors with similar expectations to the Registrant's investors. However, a change in the assumptions would impact the calculation of the value of the Registrant's investments in real estate. For example, assuming all other factors remain unchanged, an increase of 25 basis points or 5.0% in the capitalization rates determined for the Appraised Properties valued using the direct capitalization approach, together with an increase of 25 basis points or 5.0% in the discount rates used for properties valued using the discounted cash flow approach, would result in a decrease of $0.43 per share or $0.58 per share, respectively, from the mid-point of Duff & Phelps' valuation range, while a decrease of 25 basis points or 5.0% in these rates would result in an increase of $0.52 per share or $0.68 per share, respectively, from the mid-point of the valuation range. Further, each of these assumptions could change by more than 25 basis points, 5.0%, or not change at all.
Valuation of Cash, Other Assets and Other Liabilities

Values for mortgage debt and credit facility (the "Loans") are reflective of the Registrant's balance sheet as of December 31, 2016. Duff & Phelps did a cursory review of the Loans and determined that the Loans contained market interest rates for instruments with similar characteristics, and, accordingly, did not mark the debt to market. As of December 31, 2016, the fair value and carrying value of the Loans were both approximately $460.4 million.
Other Assets and Liabilities
To derive the estimated value per share of the Registrant, Duff & Phelps added the other tangible assets and liabilities of the Registrant from a draft of the Registrant's December 31, 2016 balance sheet to its estimated value of the real estate assets and mortgage loans.
The estimated value per share does not reflect any stockholder servicing fees that may become payable after December 31, 2016, which fees may not ultimately be paid in certain circumstances, including if the Registrant was liquidated or if there was a listing of its common stock. The Registrant estimates that approximately $16 million of stockholder servicing fees were potentially payable in the future with respect to the Class T shares outstanding as of December 31, 2016. However, assuming the hypothetical liquidation of the Registrant as of December 31, 2016 for purposes of calculating the estimated value per share, there would be no such potential future stockholder servicing fees payable, as stockholder servicing fees are no longer payable upon a liquidation of the Registrant. As such, any estimated liability for future potential stockholder servicing fees, which will be accrued under GAAP at the time each Class T Share is sold, will not be reflected in the calculation of the estimated value per share. Accordingly, the estimated value per share as of December 31, 2016 does not reflect any amounts related to such future stockholder servicing fees.

Different parties using different assumptions and estimates could derive a different estimated value per share, and these differences could be significant. The value of the Registrant's shares will fluctuate over time in response to developments related to individual assets in the Registrant's portfolio and the management of those assets and in response to the real estate and finance markets.
Limitations of Estimated Value Per Share
The various factors considered by the Board in determining the estimated value per share were based on a number of assumptions and estimates that may not be accurate or complete. As mentioned above, the Registrant is providing this estimated value per share to assist broker-dealers that participated in the Registrant's public offerings in meeting their customer account statement reporting obligations. As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated value per share. The estimated value per share is not audited and does not represent the fair value of the Registrant's assets or liabilities according to GAAP.
Accordingly, with respect to the estimated value per share, the Registrant can give no assurance that:

•	a stockholder would be able to resell his or her shares at this estimated value;

•
a stockholder would ultimately realize distributions per share equal to the Registrant's estimated value per share upon liquidation of the Registrant's assets and settlement of its liabilities or a sale of the Registrant;

•	the Registrant's shares of common stock would trade at the estimated value per share on a national securities exchange;

•	an independent third-party appraiser or other third-party valuation firm would agree with the Registrant's estimated value per share; or

•	the methodology used to estimate the Registrant's estimated value per share would be acceptable to FINRA or for compliance with ERISA reporting requirements.
 Similarly, the amount a stockholder may receive upon repurchase of his or her shares, if he or she participates in the Registrant's share redemption program, may be greater than or less than the amount a stockholder paid for the shares, regardless of any increase in the underlying value of any assets owned by the Registrant.
In addition, the estimated value per share is based on the estimated value of the Registrant's assets less the estimated value of the Registrant's liabilities divided by the number of shares outstanding on an adjusted fully diluted basis, calculated as of December 31, 2016. The estimated value per share was based upon 70,959,647 shares of equity interest outstanding as of December 31, 2016, which was comprised of (i) 70,939,647 outstanding shares of the Registrant's common stock, plus (ii) 20,000 outstanding units of limited partnership interest in Griffin Capital Essential Asset Operating Partnership II, L.P., the Registrant's operating partnership, which units are exchangeable on a one-for-one basis into shares of common stock.
Further, the value of the Registrant's shares will fluctuate over time in response to developments related to individual assets in the Registrant's portfolio and the management of those assets and in response to the real estate and finance markets. The estimated value per share does not reflect a discount for the fact that the Registrant is externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The estimated value per share also does not take into account estimated disposition costs and fees for real estate properties that are not held for sale. The Registrant currently expects to utilize an independent valuation firm to update the estimated value per share in the first half of 2018, in accordance with IPA Valuation Guidelines.

Distribution Reinvestment Plan
Pursuant to the Registrant's distribution reinvestment plan, once the Registrant establishes an estimated value per share of the Registrant's Class A shares, Class T shares, and Class I shares, participants in the distribution reinvestment plan will acquire shares under the plan at a price equal to the most recently published estimated value per share. Accordingly, the purchase price under the distribution reinvestment plan is now $9.37 for Class A shares, Class T shares, and Class I shares and will be effective with the February distribution payment to stockholders to be paid in the month of March 2017.
Forward-Looking Statements
The foregoing includes forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. The Registrant intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements include statements regarding the intent, belief or current expectations of the Registrant and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as "may," "will," "seeks," "anticipates," "believes," "estimates," "expects," "plans," "intends," "should" or similar expressions. Further, forward-looking statements speak only as of the date they are made, and the Registrant undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law. Actual results may differ materially from those contemplated by such forward-looking statements. These statements depend on factors such as: projected cash flows; expected cash flow discount rates, terminal discount rates, terminal capitalization rates; future economic, competitive and market conditions; the Registrant's ability to maintain occupancy levels and lease rates at its real estate properties; and other risk factors as outlined in the Registrant's annual report on Form 10-K and quarterly reports on Form 10-Q, as filed with the SEC. Actual events may cause the value and returns on the Registrant's investments to be less than that used for purposes of the Registrant's estimated value per share.
Item 9.01.    Financial Statements and Exhibits
(d)    Exhibits.
99.1    Letter to Stockholders dated February 16, 2017
99.2    Press Release dated February 16, 2017

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin Capital Essential Asset REIT II, Inc.

Date: February 16, 2017	By:	/s/ Javier F. Bitar
Javier F. Bitar
Chief Financial Officer